Exhibit 4.39

STANDARD PUBLICITY AGREEMENT

AGREEMENT made this 2 day of FEB,  2006 by and between Jefferson Direct, Inc. (“Publisher”) and Nevada Geothermal Power Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company wishes to make its name and business better known in the investment community, and

WHEREAS,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed.

1.

Engagement

The company hereby engages Publisher to print or reprint an edition of Gold Newsletter’s Mining Share Focus with prominently features a report on the Company, and distribute the same.

2.

Preparation of Report.

The Company will cooperate fully and timely with Publisher and supply to Publisher all materials reasonably requested by Publisher to prepare any report on the Company for Gold Newsletter’s Mining Share Focus.  Because Publisher will rely upon this information in preparation of the newsletter, the Company represents that all such information shall be true, accurate, complete and not misleading, in any respect.

3.

Delivery.

Publisher will cause the Mining Share Focus edition featuring the Company to be distributed to approximately 250,000 persons with U.S addresses whose names will be obtained from a direct mailing service which has compiled a mailing list of potential investors.  Publisher aggress to mail the Mining Share Focus edition featuring the company on or about March 24, 2006

The edition to be distributed pursuant to this section of the agreement may include publicity about and subscription offers to Gold Newsletter.

4.

Company Review.  No material about the Company shall be distributed by Publisher unless and until the Company has reviewed and approved the same.  The Company will act diligently and promptly in reviewing materials submitted to it by Publisher to enhance timely distribution of the materials and will inform Publisher of any inaccuracies contained at least fifteen (15) business days prior to the projected publication and/or delivery date.  However, if Publisher has failed to deliver such material to the Company at least twenty (20) business days prior to such projected date, such date shall be extended from day to day to allow the Company to respond prior to such fifteen (15) business days.

5.

Compensation.  In consideration of the services to be performed by Publisher, the Company agrees to pay Publisher for the cost of writing, typesetting, printing (or reprinting) and mailing the edition of the Mining Share Focus to be distributed hereunder, plus all costs of distribution (including the cost of obtaining the mailing list to be utilized an a reasonable allowance for Publisher’s overhead and creative direction (including salaries) incurred in connection with performance of this Agreement.  Such costs are to be no greater than US$250,000.  If Publisher’s actual costs are less than the maximum herein provided, Publisher may nonetheless retain such excess as additional compensation.  In order to meet the scheduled mail date, a US$50,000 non-refundable deposit is due no later than February 17, 2006, and the balance at least thirty (30) days before the projected date of mailing as set forth in Section 3, or as extended under this Agreement.

Notwithstanding anything herein contained Publisher shall have no obligation to distribute the edition to be provided under Section 1 unless the full amount of compensation provided hereunder has been received by Publisher in immediately available funds at least ten (10) days prior to the delivery date specified in Section 3 or as otherwise extended hereunder.

Recognizing that Publisher will incur identified and unidentified costs and expenditures upon this Agreement being executed, and reflecting that the amount thereof is not capable of predetermination the parties agree that the amount of the non-refundable deposit is a reason estimate of the damages Publisher will incur if the Company fails timely to pay the balance of compensation as provided in the preceding paragraph.  In that event, or if the Company fails to confirm that the distribution should go forward as planned within thirty (30) days after Publisher receives the non-refundable deposit, Publisher may terminate this Agreement and retain the non-refundable deposit as liquidated damages.

If the Company fails to timely make the non-refundable deposit, Publisher’s sole remedy shall be to terminate this Agreement.

6.

 DISCLAIMER BY PUBLISHER.

PUBLISHER MAKES NO REPRESENTION THAT: (A) ITS PUBLICATION AND DISTRIBUTION OF THE REPORT ON THE COMPANY WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY; (B) THE PRICE OF THE COMPANY’S PUBLICLY TRADED SECURITIES IN THE COMPANY AS A RESULT OF THE DISTRIBUTION OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE COMPANY.

7.

Limitation of Publisher Liability.  If the Publisher fails to perform its services hereunder, its entire liability to the Company shall not exceed the lessor of: (a) the amount of the payments Publisher has received from the Company; or (b) the actual and direct damage to the Company as a result of such non-performance.  IN NO EVENT WILL PUBLISHER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR INA NY WAY RELATED TO THIS AGREEMENT, INCLUDING THE REPORT TO BE PREPARED AND/OR DISTRIBUTED BY PUBLISHER.  Recognizing the possibility of delay in Publisher’s performance, it is agreed that time will not be of the essence for such performance

8.

Ownership of Materials.  All right, title and interest in and to materials to be produced by Publisher in connection with the services to be rendered under this Agreement shall be and remain the sole and exclusive property of Publisher, except that if the Company performs fully and timely its obligations hereunder, it shall be entitled to receive, upon written request, 500 copies of all such materials.

9.

Confidentiality.  Until such time as the same may become publicly known, Publisher agrees that any information provided to it by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon the written request of the Company, any original documentation provided by the Company will be returned to it.  Notwithstanding the foregoing, Publisher shall not be liable for any revelation of confidential information which arises from sources other than directly from the beneficial owners of Publisher, it being recognized and understood that in the course of performance of this Agreement, may persons will have to receive access to such materials.

10.

Notices.  All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail, or by national overnight courier.  If Company is a non-resident of the United States, the equivalent services of the postal system of the Company’s residence may be used.  Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Publisher at:

2400 Jefferson Highway, Suite 600

Jefferson, LA   70121-3825

Fax: (504) 837-4885

And to the Company at:

Nevada Geothermal Power Inc.

Attn: Brian Fairbank

Tel: 604-688-1553

Fax: 604-688-5926

Such addresses and notice parties may be changed at any time by utilizing the foregoing notice procedures.

Any notices to be given hereunder will be effective if executed by and sent to the attorneys for the parties giving such notice, and in connection there with the parties and their respective counsel agree that in giving such notices such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

11.

Compliance with Law.

Publisher shall have no obligation to send any mailings to residents of states of the United States of America in which the common stock of the Company cannot be secondarily traded on a solicited basis.  The Company and Publisher will agree upon the States to which the mailings will be directed.

12.

Miscellaneous.

(A)

Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Louisiana where Publisher has been organized and this Agreement will be preformed by Publisher.

(B)

Venue.  Any litigation under this Agreement shall have as its sole and exclusive venue the appropriate state or federal courts sitting in the State of Louisiana.

(C)

Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.  It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

(D)

Separability.  If any one or more of the provisions of this Agreement shall be held invalid, illegal, or  unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, such shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

(E)

Presumption Against Draftsman.  The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement.   This Agreement shall be construed without regard to any presumption to other rule requiring construction against the party causing the Agreement to be drafted.

(F)

Brien Lundin.  The Company has entered into this Agreement with the expectation that all services to be provide by Publisher will be under the direction and control of Brien Lundin, president of Publisher and editor of Gold Newsletter and Gold Newsletter’s Mining Share Focus.  If Mr. Lundin ceases to so direct and control, the Company may terminate this Agreement and receive back the compensation it has paid Publisher less any third party costs incurred by Publisher and not cancelable by it.

(G)

Effect of Termination.  If this Agreement shall terminate pursuant to its provisions, no party shall thereafter have any right against any other except as herein specifically set forth.

(H)

No Third Party Beneficiaries.  This Agreement shall be solely for the benefit of and bind Publisher and the Company.  No third party shall have or obtain any rights hereunder.

EXECUTED as a sealed instrument as of the day and year first above written.

JEFFERSON DIRECT, INC.		NEVADA GEOTHERMAL POWER INC.

By:	/s/ Brien Lundin	By:	/s/ Brian Fairbank
duly authorized		Name:
Title
duly authorized

JEFFERSON

FINANCIAL

FAX COVER SHEET

To:	Brian Fairbank	Date:	3/14/06
From:	Beth Capritto
Total number of pages including cover:		2
RE:	Final Approval
Message:

If you do not receive all pages, please call 504-837-3033.

The information contained in this message is intended only for the use of the individual to whome it is addressed and contains information that is priviledged, confidential and exempt from disclosure under applicable law.  If you are not the intended recipient, you are hereby notified that nay unauthorized disclosure, dissemination, distribution or copying of this communication is strictly prohibited.  If you have received this communication in error, please notify us immediately by telephone.  Thank you.

Our fax numbers:  504-837-4885- Execute Office

504-837-1169-Gallery/Sales

2400 Jefferson Highway, Suite 600-Jefferson, Louisiana 70121-504-837-3033

JEFFERSON

FINANCIAL

DATE:	March 14, 2006
TO:	Brian Fairbank
FROM:	Beth Capritto Jefferson Financial
RE:	Nevada Geothermal Power/ Gold Newsletter Mailing

The email is the final version of the Nevada Geothermal Power/ Gold Newsletter mailing. Please read and sign the appropriate line and return via fax.

Please check all relevant figures.

O.K no corrections

O.K with marked corrections

O.K with marked corrections, please fax revised proof.

If you have any questions,please feel free to contact me at 504-832-3280.  Thanks!

2400 Jefferson Highway, Suite 600-Jefferson, Louisiana 70121-504-837-3033- 1800-877-8847-FAX: 504-4855

JIM GIBBONS Governor MEMBERS Margaret Cavin, Chair Spiridon G. Filios, Vice Chair David W. Clark Jerry Higgins William “Bruce” King Randy Scheafer Guy M. Wells	State of Nevada STATE CONTRACTORS BOARD

Reply To:     Northern Nevada

9670 Gateway Drive, Suite 100

Reno, Nevada 89521

(775)688-1141

Fax (775) 688-1271

Investigations: (775) 688-1150

www.nscb.state.nv.us

Southern Nevada

2310 Corporate Circle, Suite 200

Henderson, Nevada 89074

(702) 486-1100

Fax (702) 486-1190

Investigations: (702) 486-1110

March, 14 2007

Alan Bailey

NEVADA GEOTHERMAL POWER COMPANY

657 Anderson St.

Winnemucca, NV 89445

Dear Mr. Bailey:

Thank you for your inquiry regarding licensing requirements in the State of Nevada.   Based on a review by staff of the information provided in your correspondence of February 28, 2007, it appears that a license would not be required as long as you hire a license ‘A-General Engineering’ contractor.

Please find the enclosed copy of Nevada Revised Statutes (NRS) 624.020, which provides the legal definition of a contractor.  Application forms are available from our website at www.nscb.state.nv.us

Pursuante to NRS 624.035, the governing body of any county or incorporate city may impose additional requirements for contracting licenses.  Therefore, established regulations of the various municipalities should be observed.

Feel free to contact this office should you have additional questions or require further assistance

NEVADA STATE CONTRACTORS BOARD

/s/ Pat Potter

Pat Potter

Licensing Supervisor, Henderson

Enclosure

JIM GIBBONS Governor MEMBERS Margaret Cavin, Chair Spiridon G. Filios, Vice Chair David W. Clark Jerry Higgins William “Bruce” King Randy Scheafer Guy M. Wells	State of Nevada STATE CONTRACTORS BOARD

Reply To:     Northern Nevada

9670 Gateway Drive, Suite 100

Reno, Nevada 89521

(775)688-1141

Fax (775) 688-1271

Investigations: (775) 688-1150

www.nscb.state.nv.us

Southern Nevada

2310 Corporate Circle, Suite 200

Henderson, Nevada 89074

(702) 486-1100

Fax (702) 486-1190

Investigations: (702) 486-1110

NRS 624.020 “Contractor” defined; synonymous with “builder”.

1.

FOR THE PURPOSE OF THIS CHAPTER, “CONTRACTOR” IS SYNONYMOUS WITH “BUILDER”

2.

WITHIN THE MEANING OF THIS CHAPTER, A CONTRACTOR IS ANY PERSON, EXCEPT A REGISTERED ARCHITECT OR A LICENSED PROFESSIONAL ENGINEER, ACTING SOLELY IN HIS PROFESSIONAL CAPACITY, WHO IN ANY CAPACITY OTHER THAN AS THE EMPLOYEE OF ANOTHER WITH WAGES AS THE SOLE COMPENSATIO, UNDERTAKES TO, OR PURPORD TO HAVE THE CAPACITY TO UNDERTAKE TO, OR SUBMITS A BIT TO, OR DOES HIMSELF OR BY OR THROUGH OTHERS, CONSTRUCT, ALTER, REPAIR, ADD TO, SUBTRACT FROM, IMPROVE, MOVE, WRECK, OR DEMOLISH ANY BUILDING, HIGHWAY, ROAD, RAILROAD, EXCAVATION OR OTHER STRUCTURE, PROJECT DEVELOPMENT, OR IMPROVEMENT, OR TO DO ANY PART THEREOF, INCLUDING THE ERECTION OF SCAFFOLDING OR OTHER STRUCTURES OR WORK IN CONNECTION THEREWITH.  EVIDENCE OF THE SECURING OF ANY PERMIT FROM A CONVERMENTAL AGENCY OR THE EMPLOYEMENT OF ANY PERSON ON A CONSTRUCTION PROJECT MUST BE ACCEPTED BY THE BOARD OR ANY COURST OF THIS STATE AS A PRIMA FACIE EVIDENCE THAT THE PERSON SECURING THAT PERMIT OR EMPLOYING ANY PERSON ON A CONSTRUCTION PROJECT IS ACTING IN THE CAPACITY OF A CONTRACTOR PURSUANT TO THE PROVISIONS OF THIS CHAPTER.

3.

A CONTRACTOR WITHINT THE MEANING OF THIS CHAPTER INCLUDES SUBCONTRACTOR OR SPECIALTY CONTRACTOR, BUT DOES NOT INCLUDE ANYONE WHO MERELY FURNISHES MATERIAL OR SUPPLIES WITHOUT THE FABRICATING THEM INTO, OR CONSUMING THEM IN THE PERFORMANCE OF, THE WORK OF A CONTRACTOR.

4.

A CONTRACTOR WITHIN THE MEANING OF THIS CHAPTER INCLUDES A CONSTRUCTION MANAGER WHO PERFORMS MANAGEMENT AND COUNSELING SERVICE ON A CONSTRUCTION PROJECT FOR A PROFESSIONAL FEE